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Exhibit 23.1

CONSENT OF INDEPENDENT CERTIFIED
PUBLIC ACCOUNTANTS

    We have issued our report dated July 30, 1999 accompanying the consolidated financial statements and schedule of Lifecore Biomedical, Inc. and Subsidiaries included in the annual report on Form 10-K for the fiscal year ended June 30, 1999 which is incorporated by reference in this Registration Statement and Prospectus. We consent to the incorporation by reference in the Registration Statement and Prospectus of the aforementioned report, and to the use of our name as it appears under the caption "Experts."

/s/ GRANT THORNTON LLP
Minneapolis, Minnesota March 8, 2000

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CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS